Exhibit (h)(13)

SEVENTH AMENDED AND RESTATED

FEE WAIVER AGREEMENT

PIMCO Funds

650 Newport Center Drive

Newport Beach, California 92660

August 12, 2014

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Re:	PIMCO RealRetirement® Income and Distribution Fund, PIMCO RealRetirement® 2015 Fund, PIMCO RealRetirement® 2020 Fund, PIMCO RealRetirement® 2025 Fund, PIMCO RealRetirement® 2030 Fund, PIMCO RealRetirement® 2035 Fund, PIMCO RealRetirement® 2040 Fund, PIMCO RealRetirement® 2045 Fund, PIMCO RealRetirement® 2050 Fund and PIMCO RealRetirement® 2055 Fund (collectively, the “RealRetirement® Funds”)

Dear Sirs:

This Agreement dated August 12, 2014, amends and restates the Fee Waiver Agreement between PIMCO Funds (the “Trust”) on behalf of the RealRetirement® Funds and Pacific Investment Management Company LLC (“PIMCO”), dated February 28, 2008, as restated February 26, 2009, November 3, 2009, March 31, 2010, February 28, 2011, July 25, 2011 and November 8, 2011. This will confirm the agreement between the Trust and PIMCO, as follows:

1. The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to each Class of the RealRetirement® Funds and to each Class of additional RealRetirement® Funds established in the future that are set forth on Schedule A, as amended from time to time.

2. The Trust, for and on behalf of the RealRetirement® Funds and in accordance with each RealRetirement® Fund’s investment objectives and restrictions, as specified in the RealRetirement® Funds’ prospectus, intends to invest a significant portion of each RealRetirement Fund’s assets in other series of the Trust (the “Underlying PIMCO Funds”), series of PIMCO ETF Trust (the “Underlying PIMCO ETFs”) and series of PIMCO Equity Series (the “Underlying PIMCO Equity Funds,” together with the Underlying PIMCO Funds and the Underlying PIMCO ETFs, the “Underlying Funds”).

3. Pursuant to an Amended and Restated Investment Advisory Contract dated February 23, 2009, as supplemented from time to time (the “Investment Advisory Contract”), between the Trust and PIMCO, which amends and restates the Investment Advisory Contract dated May 5, 2000, as restated August 19, 2003, between the same parties, the Trust has retained PIMCO to provide the Trust with investment advisory services. Pursuant to the Investment Advisory Contract, each RealRetirement® Fund pays to PIMCO a monthly advisory fee at an annual rate set forth in Exhibit A to the Investment Advisory Contract (the “Advisory Fee”).

4. Pursuant to a Second Amended and Restated Supervision and Administration Agreement dated April 1, 2012, as supplemented from time to time (the “Supervision and Administration Agreement”), between the Trust and PIMCO, which amends and restates the Supervision and Administration Agreement dated August 11, 2008, as restated November 9, 2010, between the same parties, the Trust has retained PIMCO to provide or procure supervisory, administrative and other services to the Trust and its shareholders. Pursuant to the Supervision and Administration Agreement, each RealRetirement® Fund pays to PIMCO a monthly supervisory and administrative fee at annual rates with respect to one or more Classes of shares of each RealRetirement® Fund set forth in the Schedules to the Supervision and Administration Agreement (the “Supervisory and Administrative Fee”).

5. Pursuant to the Investment Advisory Contract, each Underlying PIMCO Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to the Supervision and Administration Agreement, each Underlying PIMCO Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Fund and its shareholders. Pursuant to an Investment Management Agreement dated April 24, 2009, as supplemented from time to time (the “Management Agreement”), each Underlying PIMCO ETF pays to PIMCO a separate management fee for investment advisory and supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO ETF and its shareholders. Pursuant to an Investment Advisory Contract, dated March 30, 2010, as supplemented from time to time (the “Equity Series Investment Advisory Contract”), each Underlying PIMCO Equity Fund pays to PIMCO a separate advisory fee for investment advisory services provided by PIMCO. Pursuant to a Second Amended and Restated Supervision and Administration Agreement, dated February 29, 2012, as supplemented from time to time (the “Equity Series Supervision and Administration Agreement”), which amends and restates a Supervision and Administration Agreement dated March 30, 2010, as restated November 9, 2010, each Underlying PIMCO Equity Fund also pays to PIMCO a separate supervisory and administrative fee for supervisory, administrative and other services provided or procured by PIMCO to the Underlying PIMCO Equity Fund and its shareholders. The advisory fees and supervisory and administrative fees paid by the Underlying PIMCO Funds and the Underlying PIMCO Equity Funds and the management fees paid by the Underlying PIMCO ETFs are collectively referred to herein as “Underlying Fund Fees.”

6. The RealRetirement® Funds indirectly pay their proportionate share of the Underlying Fund Fees charged by PIMCO to the Underlying Funds in which each RealRetirement® Fund invests.

7. In consideration of the Underlying Fund Fees indirectly paid by a RealRetirement® Fund, each day PIMCO agrees to waive irrevocably all or any portion of: (i) first, the Advisory Fee that would otherwise be paid by the RealRetirement® Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the RealRetirement® Fund at the Underlying Fund level; and (ii) second, to the extent necessary, the Supervisory and Administrative Fee that would otherwise be paid by the RealRetirement® Fund to PIMCO in an amount equal to the amount of the Underlying Fund Fees, if any, indirectly paid by the RealRetirement® Fund at the Underlying Fund level. In no event will PIMCO be required to reimburse a RealRetirement® Fund for any amount in excess of accrued Fund Advisory Fees or Supervisory and Administrative Fees attributable to any day.

8. This amended and restated Agreement shall become effective on August 12, 2014, shall have an initial term with respect to each RealRetirement® Fund as provided in Schedule A, and shall apply for each twelve (12) month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of the Agreement, which notice shall be received by the Trust at least thirty (30) days prior to the end of the then current term. In addition, this Agreement shall terminate upon termination of the Investment Advisory Contract or the Supervision and Administration Agreement, each with respect to the RealRetirement® Funds, or it may be terminated by the Trust, without payment of any penalty, upon ninety (90) days’ prior written notice to PIMCO at its principal place of business.

9. Nothing herein contained shall be deemed to require the Trust or the RealRetirement® Funds to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the RealRetirement® Funds.

10. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Advisory Fee, Supervisory and Administrative Fee or Underlying Fund Fees, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Contract, Supervision and Administration Agreement, Management Agreement, Equity Series Investment Advisory Contract and Equity Series Supervision and Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Investment Advisory Contract, Supervision and Administration Agreement, Management Agreement, Equity Series Investment Advisory Contract, Equity Series Supervision and Administration Agreement or the 1940 Act.

11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the RealRetirement® Funds. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to the RealRetirement® Funds, as provided in the Trust’s Declaration of Trust, as amended and restated December 15, 2010, and as amended from time to time.

13. This Agreement constitutes the entire agreement between the Trust on behalf of the RealRetirement® Funds and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO FUNDS

By:
Name:	Henrik Larsen
Title:	Vice President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name:	Peter Strelow
Title:	Managing Director

Schedule A

Dated: August 12, 2014

REALRETIREMENT® FUND	End of Initial Term
PIMCO RealRetirement® Income and Distribution Fund	July 31, 2015

PIMCO RealRetirement® 2015 Fund	July 31, 2015

PIMCO RealRetirement® 2020 Fund	July 31, 2015

PIMCO RealRetirement® 2025 Fund	July 31, 2015

PIMCO RealRetirement® 2030 Fund	July 31, 2015

PIMCO RealRetirement® 2035 Fund	July 31, 2015

PIMCO RealRetirement® 2040 Fund	July 31, 2015

PIMCO RealRetirement® 2045 Fund	July 31, 2015

PIMCO RealRetirement® 2050 Fund	July 31, 2015

PIMCO RealRetirement® 2055 Fund	July 31, 2016